Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Illumigen Biosciences, Inc.

We have audited the accompanying balance sheet of Illumigen Biosciences, Inc. (the Company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company adopted Statement of Financial Accounting Standard No. 123(R), Share-Based Payments during the year ended December 31, 2006.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illumigen Biosciences, Inc. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moss Adams LLP

Seattle, Washington
June 6, 2007

ILLUMIGEN BIOSCIENCES, INC.

BALANCE SHEET

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$70,152	$37,131
Prepaid rent	16,165	—
Total current assets	86,317	37,131
Property and equipment, net	294,851	88,716
Other assets	20,330	29,463
Total assets	$401,498	$155,310

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$630,459	$111,903
Accrued liabilities	85,844	877,640
Notes payable	—	3,672,643
Convertible notes	—	200,000
Current portion of capital lease obligations	25,575	—
Total current liabilities	741,878	4,862,186

Long Term Liabilities
Capital lease obligations, less current portion	122,356	—

Stockholders’ deficit:
Series A Convertible Preferred Stock, $0.0001 par value 20,000,000 shares authorized, 9,905,158 and zero shares issued and outstanding, respectively; aggregate liquidation preference of $9,905,158	10,811,181	—
Series B Redeemable Convertible Preferred Stock, no par value, zero and 6,200,000 shares authorized, zero and 986,673 shares issued and outstanding, respectively	—	863,238
Series C Convertible Preferred Stock, no par value, zero and 2,000,000 shares authorized, zero and 1,000,000 shares issued and outstanding, respectively	—	991,934
Common stock, $0.0001 par value, 80,000,000 and 20,000,000 shares authorized, 2,530,560 and 2,510,560 shares issued and outstanding, respectively	253	251
Additional paid-in capital	—	685,267
Stock subscription receivable	(2,042)	(2,042)
Shareholder note	(12,323)	(23,623)
Accumulated deficit	(11,259,805)	(7,221,901)
Total stockholders’ deficit	(462,736)	(4,706,876)
Total liabilities and stockholders’ deficit	$401,498	$155,310

See accompanying Notes to Financial Statements

ILLUMIGEN BIOSCIENCES, INC.

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2006	2005

Revenues:
Contract research	$87,246	$201,017
Grant revenues	19,298	88,392
	106,544	289,409

Operating Expenses:
Research and development	2,822,900	1,512,298
General and administrative	1,233,354	537,368
	4,056,254	2,049,666

Loss from Operations	(3,949,710)	(1,760,257)

Other Expenses:
Interest expense	53,663	345,227

Net loss	$(4,003,373)	$(2,105,484)

See the accompanying Notes to Financial Statements

ILLUMIGEN BIOSCIENCES, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(4,003,373)	$(2,105,484)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	57,351	166,577
Interest expense on converted notes payable	50,705	—
Interest expense for warrants issued	2,824	14,600
Stock based compensation	1,759	—
Changes in assets and liabilities
Accounts receivable	—	77,108
Prepaid rent	(16,165)	—
Other assets	9,133	(692)
Accounts payable	518,556	(132,815)
Accrued liabilities	31,665	350,081
	(3,347,545)	(1,630,625)
Cash flows from investing activities
Purchases of equipment	(108,193)	(60,086)
Cash flows from financing activities
(Issuance) proceeds of shareholder note receivable	11,300	(23,623)
Proceeds from issuance of convertible debt	566,205	200,000
Proceeds from issuance of notes payable	189,776	1,600,000
Payments on capital lease obligation	(7,362)	(78,692)
Payments on notes payable	(12,643)	(52,565)
Proceeds from issuance of preferred stock, less issuance costs	2,739,483	—
Proceeds from exercise of stock options	2,000	30,737
	3,488,759	1,675,857
Net change in cash and cash equivalents	33,021	(14,854)
Cash and cash equivalents
Beginning of year	37,131	51,985
End of year	$70,152	$37,131

Supplemental Disclosures of Cash Flow Information
Conversion of convertible debt, notes payable and accrued interest to preferred stock	$5,490,147	$—
Accretion on preferred stock	$726,379	$53,201
Acquisition of equipment through capital lease obligations	$155,293	$—
Cash paid for interest	$2,958	$—

See the accompanying Notes to Financial Statements

ILLUMIGEN BIOSCIENCES, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

	Series A		Series B		Series C				Additional
	Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Paid-In	Subscription	Shareholder	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Note	Deficit	Total

Balance at January 1, 2005	—	$—	986,673	$810,037	1,000,000	$991,934	2,224,666	$222	$693,160	$(2,042)	$—	$(5,116,417)	$(2,623,106)

Exercise of stock options	—	—	—	—	—	—	285,894	29	30,708	—	—	—	30,737

Shareholder receivable	—	—	—	—	—	—	—	—	—	—	(23,623)	—	(23,623)

Issuance of warrants	—	—	—	—	—	—	—	—	14,600	—	—	—	14,600

Accretion of redeemable convertible series B preferred stock	—	—	—	53,201	—	—	—	—	(53,201)	—	—	—	—

Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,105,484)	(2,105,484)

Balance at December 31, 2005	—	—	986,673	863,238	1,000,000	991,934	2,510,560	251	685,267	(2,042)	(23,623)	(7,221,901)	(4,706,876)

Exercise of stock options	—	—	—	—	—	—	20,000	2	1,998	—	—	—	2,000

Stock compensation expense	—	—	—	—	—	—	—	—	1,759	—	—	—	1,759

Shareholder receivable	—	—	—	—	—	—	—	—	—	—	11,300	—	11,300

Issuance of warrants	—	—	—	—	—	—	—	—	2,824	—	—	—	2,824

Recapitalization	1,665,011	1,855,172	(986,673)	(863,238)	(1,000,000)	(991,934)	—	—	—	—	—	—	—

Conversion of notes	5,490,147	5,490,147	—	—	—	—	—	—	—	—	—	—	5,490,147

Issuance of series A convertible preferred stock, net of $10,517 issuance costs	2,750,000	2,739,483	—	—	—	—	—	—	—	—	—	—	2,739,483

Accretion on series A convertible preferred stock	—	726,379	—	—	—	—	—	—	(691,848)	—	—	(34,531)	—

Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,003,373)	(4,003,373)

Balance at December 31, 2006	9,905,158	$10,811,181	—	$—	—	$—	2,530,560	$253	$—	$(2,042)	$(12,323)	$(11,259,805)	$(462,736)

See accompanying Notes to Financial Statements

Illumigen Biosciences, Inc.

Notes to Financial Statements

December 31, 2006 and 2005

Note 1 – Description of Business and Management’s Plan for Continued Existence

Description of Business – Illumigen Biosciences, Inc. (the “Company”), was incorporated in the state of Washington on December 22, 1999. The Company is a biotechnology company in the business of pioneering a combination of genomics, genetics, epidemiology, and information technology.

Management’s Plan for Continued Existence – The accompanying financial statements have been prepared on a going concern basis, which assumes that the Company will realize their assets and satisfy their liabilities in the normal course of business. The Company’s inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has experienced recurring losses from operations and has generated an accumulated deficit of $11,259,805 and $7,221,901 as of December 31, 2006 and 2005, respectively. The Company believes it can continue to raise debt and equity financing from either current or new investors to fund the costs associated with the clinical trials process, which may or may not be available under reasonable terms.

Note 2 – Summary of Significant Accounting Policies

A Summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Cash and Cash Equivalents – The Company considers all highly liquid investments with a maturity of three months or less when purchased as cash equivalents.

Fair Value of Financial Instruments – The carrying amounts of financial instruments such as cash and cash equivalents, accounts payable and notes payable approximate fair value because of the short-term nature of these items.

Research and Development – Research and development costs include salaries, cost of outside collaborators and outside services, clinical trial expense and royalty and license costs. Research and development costs are expensed as incurred.

Property and Equipment – Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation expense in charged to operations over the estimated useful service period of the assets using the straight-line method. The estimated useful lives of property and equipment range from three to seven years.

Revenue Recognition – Revenues consists of grant and contract research revenues, which are recognized as work under the grants is performed. The Company received revenue from grants awarded by federal agencies to conduct research during the years ended December 31, 2006 and 2005.

Stock-Based Compensation – On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, which requires recognition of expense related to the fair value of the Company’s share-based compensation. Prior to January 1, 2006, the Company accounted for share-based compensation under the recognition and measurement provisions of APB No. 25 Accounting for Stock Loans to Employees, and related Interpretations, as permitted by SFAS No. 123 Accounting for Stock Based Compensation. The Company adopted SFAS No. 123(R) using the prospective transition method. Compensation cost recognized for the year ended December 31, 2006 includes compensation cost for all share-based compensation granted subsequent to January 1, 2006, based on the grant-date fair value awards, recognized using the straight-line attribution method.

In determining the fair value of stock options granted, the following key assumptions were used in the Black-Scholes option pricing model as of December 31:

	2006	2005
	SFAS 123(R)	SFAS 123

Expected dividend yield	0%	0%
Risk-free interest rate	4.72%	3.90%
Volatility	5.5%	—
Expected life	7.5 years	4 years

The Company has not declared or paid any dividends and does not currently expect to do so in the future. The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in the U.S. Treasury securities at maturity with an equivalent term. Expected volatility is based on an average volatility of stock prices for a group of publicly traded companies with similar research programs.

The expected term of options represents the period that the stock-based awards are expected to be outstanding for the remaining unexercised shares. Consideration was given to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option. SFAS No. 123(R) also requires that the Company recognize compensation expense for only the portion of options expected to vest. Therefore, management applied an estimated forfeiture rate that was derived from historical employee termination experience. If the actual number of forfeitures differs from these estimates, additional adjustments to compensation expense may be required in future periods. Stock options granted prior to January 1, 2006 were valued using the Black-Scholes model and the “minimum value method.”

Income Taxes – Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Accounting principles generally accepted in the United States of America require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Income taxes are further discussed in Note 9.

Use of Estimates – In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements – In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS, No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to have a material effect on the Company’s financial position or results of operations.

In June 2005, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) – an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on the Company’s financial position or results of operations.

Note 3 – Property and Equipment

Property and equipment consists of the following at December 31:

	2006	2005

Research equipment	$695,882	$436,568
Computer equipment	118,083	113,911
Telecommunications equipment	4,472	4,472
	818,437	554,951
Less: Accumulated depreciation	(523,586)	(466,235)
	$294,851	$88,716

Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was approximately $57,000 and $167,000 respectively.

Note 4 – Convertible Notes

During 2005, the Company issued secured convertible promissory notes for proceeds of $200,000. Interest accrued at a rate of 12% annually. These notes contain a provision that allow the notes to convert into shares of Series A Convertible Preferred Stock when the Company initiates an equity financing or series of financings yielding gross proceeds in excess of $1,500,000. At that time, all outstanding convertible notes plus accrued interest convert into shares of Series A Convertible Preferred Stock calculated by dividing the entire principal amount of the notes plus any outstanding accrued interest by the price per share of the securities, rounded to the nearest whole share. The issuance of such shares upon conversion is subject to the terms and conditions applicable to the next equity financing. During 2006, the Company issued $566,205 of convertible notes. In March 2006, the principal balance and accrued interest of $771,597 were converted to shares of Series A Convertible Preferred Stock.

Note 5 – Notes Payable

As in prior years, during the year ending December 31, 2005, the Company entered into separate debt-financing agreements with Pacific Horizon Partners, receiving proceeds of $1,600,000. These notes accrued interest at 12% per annum and had various maturity dates through December 31, 2005. In February 2006, per a separate agreement, the principal balance of $3,660,000, together with accrued interest of $867,642, was converted to Series A Convertible Preferred shares.

At December 31, 2005, the Company owed Reebs Irrevocable Trust the principal sum of $12,643. Payments are due monthly in the amount of $3,180, including interest at 9%. The note is secured by specific computer and laboratory equipment, and is guaranteed by Pacific Horizon Ventures, LLC. During 2006, the Company paid off the balance of this note. During 2006, the Company issued notes to individual investors in the amount of $189,776. In February 2006, the principal balance, together with accrued interest of $1,137, was converted to Series A Convertible Preferred shares.

Note 6 – Stockholders’ Equity

Common Stock - At December 31, 2006 and 2005, the Company is authorized to issue 80,000,000 and 20,000,000 shares of common stock, respectively, with $0.0001 par value per share.

Preferred Stock – Preferred stock can be issued from time to time in one or more series, each with such rights, privileges and restrictions as the Board of Directors of the Company may determine at the time of issuance. At December 31, 2005, the Company authorized 8,200,000 shares of preferred stock designated as Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series C Preferred Stock consisting of 200,000, 3,500,000, 2,500,000 and 2,000,000 authorized shares, respectively. During 2006, the Company cancelled, converted, and reissued all Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series C Preferred Stock and authorized 20,000,000 of Series A Convertible Preferred Stock.

Series A Convertible Preferred Stock – In April 2000, the Company issued 560,000 shares of Series A Convertible Preferred Stock for gross proceeds of $137,741, less issuance costs of $12,603. In January 2002, the Company repurchased the outstanding shares of the Series A Convertible Preferred Stock for $41,272 and retired the Series A shares. In January 2006, the Company cancelled, converted, and reissued Series B and Series C Convertible Preferred Stock to Series A Convertible Preferred Stock, resulting in 1,665,011 shares. In March 2006, the Company converted notes payable for gross proceeds of $5,490,147 and an addition of 5,490,147 shares. During 2006, the Company also issued 2,750,000 shares for proceeds of $2,750,000, less issuance cost of $10,517.

The terms of the preferred stock are summarized below:

Conversion – Each share of Series A Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance, into such number of shares of common stock as is determined by dividing the original issue price of the preferred stock of $1.00 by the conversion price in effect at the time of conversion, subject to certain dilution adjustments for additional issuances of stock. Under the terms of the agreement, preferred stock can generally be automatically converted into shares of common stock upon the closing of a public offering.

Liquidation and Preference – In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the remaining assets of the Corporation available to distribution to shareholders shall be distributed among the holders of the Series A Convertible Preferred Stock and the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

Redemption – Any time after December 1, 2010, upon written request from the majority of the holders of the then outstanding Series A Convertible Preferred Stock, the Series A shares are redeemable at a rate of $1.00 per share, as adjusted, plus compounded interest of 8% per year calculated on the original purchase price of each of the shares. Through December 31, 2006, $726,379 of accretion was recorded by the Company.

Voting – The holder of each share of preferred stock has the right to one vote for each whole share of common stock into which its respective shares of preferred stock would be convertible on the record date for the vote.

Dividends – The holders of Series A shares are entitled to receive non-cumulative dividends, out of any assets legally available, at the rate of $0.08 per share payable quarterly when and if declared by the Board of Directors.

Series B Redeemable Convertible Preferred Stock – In December 2000, the Company converted notes totaling $65,759 into 130,300 of Series B-1 Preferred Stock. In November 2000, the Company issued 2,267,004 shares of Series B-2 Preferred Stock for gross proceeds of $1,500,756, less issuance costs of $52,874. In January 2002, the Company issued 100,705 shares of Series B-3 Preferred Stock for gross proceeds of $100,000, less issuance costs of $16,975. In January 2002, the Company repurchased 1,511,336 shares of the Series B-2 Preferred Stock for $1,000,504. At December 31, 2005, 130,300, 755,668 and 100,705 shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock were issued and outstanding, respectively. Through December 31, 2005, $268,076 of accretion was recorded by the Company. During 2006, the Company cancelled, converted, and reissued all Series B-1 Preferred Stock, Series B-2 Preferred Stock, and Series B-3 Preferred Stock to Series A Convertible Preferred Stock.

Series C Convertible Preferred Stock – In February 2004, the Company issued 1,000,000 shares of Series C Preferred Stock for gross proceeds of $1,000,000, less issuance costs of $8,066. At December 31, 2005, 1,000,000 shares were issued and outstanding. During 2006, the Company cancelled, converted, and reissued all Series C Convertible Preferred Stock to Series A Convertible Preferred Stock.

Recapitalization – As noted above, all Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, and Series C Convertible Preferred Stock were converted to Series A Convertible Preferred Stock in 2006.

Common Stock and Shares Reserved – At December 31, shares of common stock were reserved for the following purposes:

	2006	2005

Conversion of preferred stock, Series A	10,531,433	—
Conversion of preferred stock, Series B-1	—	200,000
Conversion of preferred stock, Series B-2	—	3,500,000
Conversion of preferred stock, Series B-3	—	2,500,000
Stock warrants	160,000	130,000
Stock options	1,401,515	1,401,515
	12,092,948	7,731,515

Warrants – In March 2006 and February 2005, the Company issued 30,000 and 130,000 warrants, respectively, to purchase common stock to consultants to purchase common stock at a price of $.15 per share for services rendered. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: contractual term (between one and five years), risk free interest rate of 4.85% and 4.10%, stock volatility of 55% and 93%, respectively for the 2006 and 2005 valuations, and no dividends over the expected life. The fair market value of the warrants was recorded as general and administrative expense for the years ended December 31, 2006 and 2005 of $2,824 and $14,600, respectively.

These warrants expire at the earliest of the following dates: (a) the date that is five (5) years from the date of issuance, (b) the sale, conveyance or disposal of all or substantially all of the Company’s property or business or the Company’s, or (c) the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act.

Note 7 – License Agreements and Commitments

License Agreements – Under a license agreement with the University of Washington (UW), the Company is required to make royalty payments of 3% of the first $25 million in net sales under the licensed technology, subject to a maximum royalty of $150,000 in any calendar year. In addition, the Company is obligated to pay the UW 15% of non-royalty consideration derived from sublicenses granted by the Company, if any. To date, no royalty or license amounts have been incurred or paid under this agreement. This agreement was terminated in 2007.

Under a license agreement with University of South Florida Research Foundation, Inc., the Company is required to make royalty payments of 1.75% of the net sales under the licensed technology. In addition, the Company is required to pay quarterly license fees, royalties, and sublicense fees. Minimum royalties in the amount of $10,000, $20,000, $35,000, and $50,000 are due for 2007, 2008, 2009, and thereafter, respectively.

Commitments – The Company leases office space, which is classified as an operating lease that expires in October 2007.

Future minimum lease payments due under the office operating lease as of December 31, 2008:

Year Ending December 31,
2007	$193,987
2008	16,556
Future minimum lease payments	$210,543

Rent expense for the leased facilities was approximately $178,614 and $126,000 for the years ended December 31, 2006 and 2005, respectively.

Note 8 – Capital Lease Obligations

The Company leases certain equipment under capital lease. The future minimum lease payments are as follows:

2007	$43,761
2008	43,761
2009	43,761
2010	43,761
2011	28,982
Total future minimum lease payments	204,026
Less amounts representing interest	(56,095)
Present value of future minimum lease payments	147,931
Less current portion	(25,575)
$122,356

The Company makes monthly payments under the related leases which are collateralized by leased equipment. Property recorded under those capital leases totals $80,855 and $0 and is included in the accompanying balance sheet as research equipment at December 31, 2006 and 2005, respectively. The related accumulated amortization totaled $4,201 and $0 at December 31, 2006 and 2005, respectively. Amortization of capital leases is included with depreciation expense in the accompanying financial statements.

Note 9 – Income Taxes

The components of deferred taxes are as follows at December 31:

	2006	2005
Deferred tax (liabilities) assets
Net operating loss carryforwards	$3,869,736	$2,512,545
Tax credits	307,040	238,092
Depreciation and amortization	(26,733)	(26,733)
Other	6,470	4,956
	4,156,513	2,728,860
Less valuation allowance	(4,156,513)	(2,728,860)
	$—	$—

The Company has established a valuation allowance of $4,156,513 and $2,728,860 as of December 31, 2006 and 2005, respectively, due to uncertainty of future realization of the net deferred tax assets. The increase in the valuation allowance for deferred tax assets was $1,427,653 and $2,728,860, for the years ended December 31, 2006 and 2005, respectively. The Company has net operating loss carryforwards for federal tax purposes of approximately $11,390,000 and $7,390,000 at December 31, 2006 and 2005, respectively, which expire through 2025. Carry forwards of net operating losses are subject to possible limitation should a change in ownership of the Company occur, as defined by Internal Revenue Code Section 382 and begin to expire in 2019. The Company also has research and experimental tax credits of approximately $307,040 and $238,092 as of December 31, 2006 and 2005, respectively, expiring through 2019.

Note 10 – Stock Options

The Company’s Stock Option Plan authorizes the grant of options to employees and consultants for up to 1,401,515 shares of the Company’s common stock. All options granted have a ten-year term and generally vest and become exercisable ratably over four years of continued employment or service as defined in each option agreement. Options granted under this plan may be designated as incentive or non-statutory stock options at the discretion of the Plan Administrator. Incentive and non-statutory stock options are excisable at prices determined in the related Stock Option Agreements or at the discretion of the Company. Stock options are granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

A summary of the Company’s employee and non-employee stock option activity and related information for the years ended December 31, 2006 and 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, January 1, 2005	831,288	$0.10
Exercised	(285,894)	$0.11
Granted	315,000	$0.15
Forfeited	(59,092)	$0.10
Outstanding, December 31, 2005	801,302	$0.12
Exercised	(20,000)	$0.10
Granted	105,000	$0.15
Outstanding, December 31, 2006	886,302	$0.12
Vested and expected to vest at December 31, 2006	178,827	$0.11
Exercisable at December 31, 2006	90,197	$0.11

The following is a summary of stock options outstanding at December 31, 2006:

Weighted-Average Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life	Number of Options Exercisable
$0.10	886,302	4.11	483,827

The calculated weighted-average grant-date fair value of options granted during the year ended December 31, 2006 was $0.09. As of December 31, 2006 there was $7,691 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Option Plan. That cost is expected to be recognized over a period of five to nine years. Compensation expense of $1,759 was recognized for the year ended December 31, 2006, related to options granted to employees.